Exhibit 3.1

Articles of Amendment of
Gaiam, Inc.

Section F of Article IV of the Amended and Restated Articles of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

“F.           Quorum and Voting Requirements.  At all meetings of the shareholders, the holders of a majority of the votes eligible to be cast shall constitute a quorum.  If a quorum is present, the affirmative vote of a majority of the votes eligible to be cast on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by groups is required by the Colorado Business Corporation Act or these Articles.  Any action required or permitted by Articles 101 to 117 of the Colorado Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.”